CERTIFICATE FOR RENEWAL AND REVIVAL OF
                                   CHARTER OF

                          ARCHER SYSTEMS LIMITED, INC.


     Archer System Limited, Inc., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the 19th day of March, 1986, and recorded in the office of the Recorder of Deeds for Kent, County, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

         [1]   The name of the Corporation is:

                        ARCHER SYSTEMS LIMITED, INC.

         [2] Its registered office in the State of Delaware is located at 15 East North Street, Dover, Delaware, 19901, County of Kent, and the names of its registered agent is Incorporating Services, Ltd., at that address.

         [3] The date when the restoration, renewal and revival of the charter of the Corporation is to commence is the 28th day of February, 1989, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of the Corporation is to be perpetual.

         [4] The Corporation was duly organized and carried on the business authorized by its charter until the 1st day of March, 1989, A.D., at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the Corporation in accordance with the Laws of the State of Delaware.

     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, the last and acting President of Archer Systems Limited, Inc., have hereunto set their hands to this certificate on this 2nd day of December, 1998.


                                                  /s/Richard J. Margulies
                                                     Richard J. Margulies
                                                     Last and Acting President


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